Exhibit 10.1

BUSINESS CONSULTING AGREEMENT

This Business Consulting Agreement, dated as of January 04, 2018 (the “Agreement”), is made by and between HUNTINGDON VALLEY BANK, a Pennsylvania chartered stock bank, with a principal place of business located at 3501 Mason’s Mill Road, Suite 401, Huntingdon Valley, PA 19006 referred to as “Bank”, and BOB MARINO, an adult individual, referred to as “Consultant.”

1.Consultation Services. The Bank hereby engages the Consultant to work at the Bank’s principal place of business, and to perform the following services in accordance with the terms and conditions set forth in this Agreement:

a.	Deposit sales training
b.	Deposit market share growth
c.	Educate and Identify Deposit Opportunities

Notwithstanding anything to the contrary set forth in this Agreement, you shall not under any circumstances be engaged, as a consultant performing said services set forth in the this Section 1 or otherwise on behalf of any other federally insured financial institution conducting business in Southeastern PA.

2.Term of Agreement. The Agreement will commence on January 04, 2018 and will continue until the termination date of December 31, 2019. At that time, the Agreement may be renewed with the agreement of both parties. This Agreement may be terminated by either party at any time with 30 days written notice. In the event of termination of this Agreement, any fees earned and unpaid shall be pro-rated for the applicable payment period.

3.Payment to Consultant. The Consultant will be paid at the rate of $5,000.00, gross, on the 1st of each month, for work performed in accordance with this Agreement. Consultant shall be responsible for the payment of all taxes on the monies and benefits Consultant receives pursuant to this Agreement. The Bank shall not withhold from any monies or benefits paid to Consultant hereunder and all amounts paid will be reported on a Form 1099.

4.Independent Contractor Status. This Agreement shall not create an employer-employee relationship, at common law or otherwise, between Consultant and Bank. Consultant shall in all respects have the status of an independent contractor. Consultant shall not be entitled to participate in or receive the benefit of any fringe benefit, welfare, pension, profit-sharing or other plan or arrangement which is now or hereafter maintained by Bank of its affiliates for the benefit of any or all of their respective employees. Consultant shall have no authority to make any representations or warranties for or on behalf of Bank or to enter into any contract or obligation binding Bank, except as may be specifically authorized in writing  by Bank’s Board of Directors or the President of the Bank. Consultant shall not hold himself out as being an agent of, or otherwise having the authority to bind, Bank.

5.Confidential lnformation. The Consultant recognizes a continuing duty to maintain the confidentiality of, and agrees not to disclose or in any way make use of, any proprietary or confidential information of the Bank acquired during his engagement by the Bank or during and in furtherance of Consultant’s obligations in accordance with this Agreement,  except  as otherwise required by law. The obligations set forth in this Section 5 shall survive termination of this Agreement.

6.Non-Disparagement. The Consultant will not disparage the Bank, its officers, directors and employees or engage in any conduct or communication that would adversely affect the reputation of the Bank in any business, professional, or public forum. The obligations set forth in this Section 6 shall survive termination of this Agreement.

7.Nonsolicitation of Customers. During the term of this Agreement, Consultant agrees to not solicit any customer of the Bank to do any financial or banking business with any other entity in competition with the Bank or otherwise induce or cause any customer of the Bank to cease doing business with the Bank.

8.Nonsolicitation of Employees.  During the term of this Agreement,  Consultant agrees to not (i) solicit, induce, or encourage any individual currently or hereafter employed or engaged by the Bank in its course of business to leave his/her employment or engagement with the Bank; (ii) offer any employee of the Bank employment elsewhere; (iii) participate in the recruitment of any employee of the Bank to work elsewhere; or (iv) hire any employee of Bank to work elsewhere. Consultant shall only have contact with such employees of the Bank that may be necessary in connection with her consultation services as set forth in this Agreement.

12.Remedies. All remedies at law or in equity shall be available for the enforcement of this Agreement. In the event that Consultant violates any covenant described in this Agreement, Bank shall have the right to terminate the services of Consultant and withhold payment for the remainder of the term, but every other item shall remain in full force for the remainder of the term described in Section 2.

13.Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Consultant and the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.Assignment. This Agreement shall not be assignable by either party hereto.

15.Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement, and supersedes any prior written or oral arrangements with respect to Consultant’s engagement by the Bank.

16.Successors: Binding Agreement. Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit of and be enforceable by the Bank’s successors and, to the extent applicable, Consultant’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.

17.Tax Issues. Consultant acknowledges that the Bank has not provided any advice regarding the taxation or tax reporting of payments made pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below:

HUNTINGDON VALLEY BANK:	CONSULTANT:

/s/ Travis J. Thompson, Esq. CEO	/s/ Bob Marino
Travis J. Thompson, Esq. CEO	Bob Marino

1/5/18	1/5/18
Date	Date

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